EXHIBIT 10.1

GRANT NOTICE
Performance Stock Units – Core ROE Rank

[Participant Name]

You have been granted Performance Stock Units (PSUs) of First Horizon National Corporation (FHNC) as follows:

GRANT DATE:	February 12, 2015	GOVERNING PLAN:	Equity Compensation Plan
TARGET NUMBER OF PSUS GRANTED:		PERFORMANCE PERIOD:	Three-year period 2015 thru 2017
VESTING DATE OF PSUs:	May 12, 2018, if performance goals are met	PAYMENT DATE OF PSUS:	May 12, 2020

This PSU award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect during the performance and vesting periods. Also, this award is subject to the terms and restrictions of FHNC’s stock ownership guidelines and Compensation Recovery Policy (“Policy”) as in effect during the vesting period.

PSUs that have not been forfeited prior to the vesting date will be paid based on the extent to which the performance goal for this award is achieved during the Performance Period, all as set forth in Exhibit A to this Notice. Performance for this award in Exhibit A is based on FHNC’s ranking of core average annual return on equity (“CROE rank”) relative to peers’ average annual return on equity in the Performance Period. The target number of PSUs granted is the number that may be paid if CROE rank is achieved at the mid-level in Exhibit A; higher rank may result in a higher amount paid (up to 150% of target); a lesser number may be paid if a lesser rank is achieved; and, all PSUs will forfeit if the minimum CROE rank in Exhibit A is not achieved. The Committee will make appropriate adjustments of FHNC accounting numbers so that results are comparable across periods and will make final determinations of performance achievement and any final adjustments, all as provided or permitted by Committee action and the Governing Plan. PSUs that do not vest as a result of a failure to achieve performance goals as determined by the Committee automatically are forfeited.

This PSU award also is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the Vesting Date; but (b) if your termination of employment occurs because of your death, permanent disability, or approved normal or early retirement, the PSUs will be partially forfeited in proportion to the part of the Performance Period during which you are not employed, as determined by the Committee. The reduced PSUs will vest or not vest based on achievement of performance goals over the entire Performance Period. Retirement treatment must be approved by the Committee, and may be subject to conditions imposed by the Committee.

Other forfeiture provisions apply to this award. Currently the Plan and Policy provide for forfeiture of PSUs or recovery of PSU proceeds if you engage in certain types of misconduct or if performance data is materially false or misleading and you are substantially responsible for its accuracy. In addition, this award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this PSU award will be forfeited, whether or not it is vested, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FHNC or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FHNC or any and all of its subsidiaries or affiliates. The restriction period for this award begins on the Grant Date and ends on the second anniversary of the Vesting Date. By accepting this PSU award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages, bonuses, or commissions owed, among other things, to satisfy any repayment obligation.

PSUs are not shares of stock, have no voting rights, and are not transferable. Each PSU that vests will result in one share of FHNC common stock being issued to you, subject to withholding for taxes, as provided below. Subject to provisions of the Governing Plan, the Committee may choose to pay all or a portion of vested PSUs in cash, based on the fair market value of FHNC common stock on the Vesting Date. PSUs will accrue cash dividend equivalents to the extent cash dividends are paid on common shares prior to vesting. From the Grant Date until the Vesting Date, dividend equivalents accumulate (without interest) as if each PSU were an outstanding share. To the extent that PSUs vest, the accumulated dividend equivalents associated with vested PSUs will be paid in cash as provided below. Dividend equivalents associated with forfeited PSUs likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of PSUs as provided in the Plan and Procedures. If within two years after vesting FHNC discovers an error in any amount paid which, had it been known, would have resulted in a change in the amount paid of 5% or more: if the error favored FHNC, FHNC will pay you (on the Payment Date) the difference in shares, subject to applicable taxes; or, if the error favored you, FHNC will reduce your shares and dividend equivalents by an amount equal to the pre-tax difference.

This award is not fully vested until the performance and service requirements both are fulfilled. Performance vesting will occur when the Committee makes a final determination of the extent (measured as a percentage of target) to which the performance goal of this award is achieved during the Performance Period, as provided above and in Exhibit A. Service vesting – fulfillment of the requirement that you remain continuously employed with FHNC – will occur on the Vesting Date.

Payment of this award will occur on the Payment Date, after a two-year mandatory Deferral Period. During the Deferral Period you will own and be able to vote the shares that vested, but those shares, dividend equivalents, and all dividends and other distributions upon those shares will be retained by FHNC, without interest, until the Payment Date. During the Deferral Period your shares and other rights associated with them may not be transferred in any manner other than by will or the laws of intestacy.

Vesting may be accelerated by the Committee as provided in the Governing Plan. If vesting has fully occurred or is accelerated, payment may be accelerated by the Committee.

If a Change in Control (as defined in the Plan) occurs before the end of the Performance Period, then this award may be modified, converted, or canceled by the Committee without your consent. The Committee is permitted to exercise discretion in a Change in Control situation in different ways for different persons, and in different ways for different awards; however, in all cases the Committee will seek in good faith to avoid any significant diminishment or enlargement of value measured at the time of the Change in Control. The following provisions apply in the two Change in Control scenarios presented, (A) and (B), and illustrate the Committee’s power in other situations. In these scenarios the “Deal Value” of an FHNC common share is, as applicable, the dollar value per FHNC share paid to FHNC shareholders in the Change in Control transaction or the dollar value per FHNC share of the consideration received by FHNC shareholders in the Change in Control transaction, measured at the time the Change in Control is consummated.

(A) If a Change in Control occurs before the end of the Performance Period, the Committee may cancel this award in exchange for its pro-rated target value at that time, with pro-rationing based on the portion of the Performance Period you have served. If so cancelled, the performance goal would be waived with performance presumed at 100% of target, and all vesting and payment would be accelerated. In that case the pro-rated number of FHNC shares would be paid or credited (subject to withholding taxes) to you shortly or immediately before consummation of the Change in Control transaction so that your award shares will be outstanding at the time of consummation or, alternatively, payment will be made to you in cash at the Deal Value of the pro-rated award shares.

(B) If a Change in Control occurs before the end of the Performance Period, if FHNC shares cease to be publicly traded as a result of the Change in Control, and if vesting of this award is not accelerated prior to cessation of public trading, then in that case FHNC agrees to do at least one of the following, in all cases as determined by the Committee in its discretion: (i) convert the FHNC shares covered by this award into shares of the acquiring or surviving company based on the conversion or exchange rate provided in the Change in Control transaction, and modify the performance goal so as provide you with an opportunity to achieve performance based on CROE rank of the surviving or acquiring company or some other appropriate performance measure based on return-on-equity; or (ii) presume satisfaction of the performance goal at 100% of target, and convert the FHNC shares which would have been paid at 100% performance into a dollar amount equal to the Deal Value of those shares, which dollar amount would not accrue interest. In either case, this award would continue to require service through the Vesting Date, and would be paid on the Payment Date.

The discretion provided to the Committee in the foregoing provisions is subordinate to any requirement of the Plan applicable to this award. If, before or after the Grant Date, you and FHNC enter into a written contract explicitly providing for the treatment of this award in connection with your termination or a Change in Control, the provisions of this award are subordinate to those explicit contractual provisions.

Vesting and payment each are taxable events for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting and payment dates, and the amount of dividends and equivalents paid to you. As of the Grant Date, the Committee’s Procedures provide that: at vesting you are required to pay FHNC withholding taxes that are due, and you agree that FHNC may withhold the appropriate amounts from salary and other cash compensation otherwise payable to you; and, at payment, FHNC will withhold shares and cash in the amount necessary to cover your required withholding taxes. However, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the PSUs this year. If you make a Section 83(b) election, it will result in the forfeiture of your PSUs. FHNC reserves the right to defer payment of PSUs if that payment would result in a loss of tax deductibility.

Questions about your PSU award?

Important information concerning the Governing Plan and this PSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your PSU grant or need a copy of the Governing Plan, the related prospectus, or the current Procedures, contact Fidelity Investment’s Executive Relationship Officer at             . For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at             .